Exhibit 10.13

Form of 2020 Short-Term Incentive (STI) Plan

Purpose of the Plan

The purpose of the 2020 Short-Term Incentive Plan (the “Plan”) is to reward Selected Participants (defined below) of Advanced Energy Industries, Inc. and its subsidiaries (the “Company”) for the achievement of specific Company strategic goals.

Effective Date

The Plan is in effect from January 1, 2020 to December 31, 2020 (“Plan Term”) and supersedes all prior arrangements designed to provide annual incentive Bonus Awards.

Definitions

For the purposes of this document only, the following definitions will apply:

“Board of Directors” shall mean the Board of Directors of Advanced Energy Industries, Inc. that has delegated administration of the Plan to the Committee (defined below).

“Bonus Award” shall mean the actual award paid to a Selected Participant, as determined by the Committee, paid in cash following the end of the Plan Term but generally no later than 75 days from the end of the Fiscal Year during which the applicable Plan Term ends.

“Committee” shall mean the Compensation Committee as appointed by the Board of Directors to administer the Plan.

“Company” shall mean Advanced Energy Industries, Inc., a Delaware corporation, including all affiliate and subsidiary companies.

“Fiscal Year” shall mean the 12-month period over which the Company measures financial performance, and for purposes of this Plan, will extend from January 1, 2020 to December 31, 2020.

“Performance Period(s)” shall mean the two six-month performance measurement periods in the Plan Term, which are January 1, 2020 to June 30, 2020 and July 1, 2020 to December 31, 2020. For the avoidance of doubt, payout for the two Performance Periods would be made after the end of the Fiscal Year as defined in the term “Bonus Award” above.

“Plan” shall mean the 2020 Short-Term Incentive Plan whose terms and conditions are presented herein.

“Selected Participant” shall mean regular, full-time employees of the Company who are deemed eligible and selected by the Committee for named executive officers and management for others to participate in the Plan.

Eligibility

Participation is limited to Selected Participants who are not covered by any other short-term incentive or commission plan and are therefore eligible to participate in the Plan. Notwithstanding anything in the Plan to the contrary, and unless otherwise determined by the Committee, an individual shall not be eligible to participate in the Plan if such individual (a) performs services for the Company and is classified or paid as an independent contractor by the Company or (b) performs services for the Company pursuant to an agreement between the Company and any other person or entity including an employee leasing organization.

To earn and be eligible for a Bonus Award, if any, a Selected Participant must be actively employed in the eligible role as of October 1, 2020 and must be employed and continue to be employed and provide the services required of their position through the applicable Bonus Award payment date.  Selected Participants who become eligible to participate in the Plan after the beginning of the Plan Term (promoted, hired, rehired or converted from a non-employee status) may be eligible for a Bonus Award payment on a prorated basis.  If a Selected Participant’s tier changes during the Plan Term, the target percentage used in the calculation will be prorated between the lower target percentage and the higher target percentage dependent on the time worked in each role.

A condition precedent to earning any Bonus Award or prorated portion thereof is continuous active employment, which may include qualifying leaves of absence through the Bonus Award payment date.   Selected Participants must be actively employed by the Company on the date Bonus Awards are paid in order to earn a Bonus Award.   Please note that irrespective of the terms of this Plan, if the Selected Participant is subject to a Company-issued executive change of control agreement (“CIC Agreements”), those terms may take precedence in particular situations related to certain terminations and associated payment of a Bonus Award.

Failure to comply with the Company’s internal controls and policies, including but not limited to audit and control issues, or the delegation of authority policy, may result in a loss of Bonus Award eligibility and potentially termination of employment.

Measures of Performance

Generally, no later than 90 days after the beginning of the Performance Period, performance metrics have been or will be established by the Committee for such period based on the Company’s 2020 Annual Operating Plan, as periodically updated.  The performance metrics translate the business strategy into defined targets against which actual business results are measured during the Fiscal Year.  Under the Plan, the corporate bonus pool for 2020 will be funded to the extent the Company achieves certain threshold, target or stretch levels of the pre-established performance metrics.

Each of these performance metrics carries a different weight in funding the corporate bonus pool (generally referred to herein as “corporate achievement”), which weights will be determined by the Committee no later than 90 days after the beginning of the Plan Term.  Corporate achievement funds the bonus pool 50% at threshold, 100% at target, and 200% at stretch, each of which will be determined by the Committee. The Committee may determine that one or more performance metrics must be met to trigger pool funding for the remaining performance metrics.  Achievement percentages between the threshold and target and between the target and stretch levels will be interpolated based on actual results in each category to determine the final achievement percentage to fund the pool. The Committee may also establish other individual achievement scales for Selected Participants.

For the 2020 Plan Term, based upon actual results in each of the pre-established performance metrics for the applicable Performance Period (Revenue, non-GAAP Operating Income from Continuing Operations, and Annual Synergies), the payout achievement scale for each performance metric is as follows:

	40% Weighted Payout Revenue	40% Weighted Payout Non-GAAP OI*	20% Weighted Payout Annual Synergy**
Stretch	200%	200%	200%
Target	100%	100%	100%
Threshold	50%	50%	50%

* Target based on total company operations for the Performance Period.

* Reflects Revenue, Non-GAAP Operating Income from Continuing Operations and Planned Realized Synergies**

*  Non-GAAP Operating Income from Continuing Operations threshold must be met to trigger pool funding for the Revenue and Non-GAAP Operating Income from Continuing Operations.  Non-GAAP Operating Income from Continuing Operations excludes non-cash related charges and non-recurring items.

** Synergies based on approved synergy plan consistent with Board approval of Artesyn acquisition. Measurement based on amounts realized. The funding of the annual synergies amount is not dependent on meeting any other financial threshold.

The Committee may, in its sole and absolute discretion, allocate a portion or all of any Selected Participant’s bonus opportunity to discretionary determinations.  The named executive officer’s bonus opportunity is based solely on corporate achievement whereas other members of management below the executive officer level are additionally required to achieve individual performance goals that are separately communicated to those Selected Participants.

Bonus Award Calculation

Potential Bonus Awards are calculated as a percentage of the Selected Participant's year-end annualized base salary; provided,  however, that, notwithstanding any other provisions of this Plan, the maximum amount of the Bonus Award that may be earned by and paid to any Selected Participant in respect of the Plan Term shall not exceed $3 million (the “Maximum Payout”).  The annual target Bonus Award will be determined for the various employment tiers (Tier 0 – CEO, Tier 1 – EVP, Tier 2 - Senior VP, Tier 3 – VP, etc.).

For those Selected Participants that are assigned to tier levels 2 or 3, the achievement of the Company performance metrics as set forth in this Plan shall only trigger the payment of a Bonus Award if that Selected Participant achieves the individual performance goals and objectives applicable to that particular Selected Participant (i.e., pool funding according to corporate achievement plus achieving individual performance goals).  For Selected Participants that are assigned to tier levels 0 or 1, the achievement of the corporate achievement metrics shall result in such Selected Participants being paid a Bonus Award, subject to the terms and conditions of the Plan.

At the end of each Performance Period within the Plan Term, the Committee will evaluate actual business results against each established performance metric in order to determine and certify the final achievement percentage.

Subject to meeting the conditions and terms of the Plan, the final Bonus Award payout percent will be multiplied by the Selected Participant’s year-end annualized base salary resulting in a final Bonus Award payment. No Selected Participant shall receive a Bonus Award payment greater than the Maximum Payout.

Method and Timing of Payment

Bonus Award payments, if any, are paid after the Fiscal Year-end review, authorization of the payments by the Committee and after the filing of certain regulatory reports or other items, but generally no later than 75 days from the end of the Fiscal Year during which the applicable Plan Term ends.  Selected Participants must be actively employed by the Company on the date Bonus Awards are paid in order to earn a Bonus Award. Bonus Awards will be paid in cash. Bonus payouts are limited to the extent the bonus pool is funded by corporate achievement of performance metrics or achievement of individual performance goals as applicable.

The Bonus Award payment is subject to standard deductions and withholdings specific to the Selected Participant.  Such deductions may include, but are not limited to, any participant elections made by the Selected Participant for deferrals through payroll into the relevant qualified employer-sponsored Plans. Any such deferrals will be made in accordance with the terms of the applicable tax qualified employer-sponsored Plans.

U.S. Only:  Notwithstanding the foregoing, if the payment of any Bonus Award at the time specified herein would result in the adverse tax consequences described in Section 409A (a)(1) of the Internal Revenue Code (the “Code”) as a result of the recipient’s status as a “specified employee” (within the meaning of Section 409A of the Code), the time of such payment shall be amended to the minimum extent necessary to comply with Code Section 409A.  If and to the extent permissible, the Company will withhold federal income tax at the appropriate IRS supplemental wage rate plus applicable employment taxes and state taxes for Bonus Award payments.  For all benefits purposes such as Short-term Disability, Long-term Disability or Life Insurance, earnings and/or income is defined by the plan documents governing those plans.  Bonus Awards are considered eligible earnings for 401(k) contributions if the Selected Participant has previously elected a bonus deferral percentage.

Administration

The Committee will be responsible for the administration of the Plan.  The Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations deemed advisable, and to make all other administrative determinations necessary.  Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

General

The Committee reserves the right to define Company performance metrics, to determine and assign individual performance goals and objectives for Selected Participants, and to review, revise, amend, or terminate the Plan at any time without notice at its sole discretion.  Among the performance metrics the Committee may use (some of which may be non-GAAP financial measures), are the following: (a) net earnings or net income; (b) operating earnings, operating income; (c) pretax earnings; (d) earnings per share; (e) earnings per share after applying a capital charge; (f) share price, including growth measures and total stockholder return; (g) earnings before interest and taxes and related margin; (h) earnings before interest, taxes, depreciation and/or amortization and related margin; (i) sales or revenue growth, whether in general, by type of product, application or service, or by type of customer; (j) gross or operating profit or margins; (k) return measures, including return on assets, capital, investment, equity, sales or revenue; (l) economic value add (EVA) with or without a capital charge; (m) cash flow, including operational cash flow, free cash flow, cash flow return on equity and cash flow return on investment; (n) productivity ratios; (o) expense targets; (p) market share; (q) financial ratios as provided in credit agreements of the Company and its subsidiaries and interest expense; (r) working capital targets; (s) completion of acquisitions of businesses/companies or attainment of synergies; (t) completion of divestitures and asset sales; (u) operating metrics, design wins and inventory, and (v) any combination of any of the foregoing business criteria and associated margins, some of which may exclude restructuring charges, acquisition related costs, stock based compensation, amortization of intangibles, tax release items, certain one-time tax items and other one-time charges, and may be limited to continuing operations.

Although the Committee may use any of the above performance metrics, the Committee shall generally set one or more of such performance metrics for each potential Bonus Award not later than the 90th day after the beginning of the Performance Period. The Committee may determine to exclude certain adjustments, one-time taxes and other charges from the performance metrics to the extent they are determined to be excluded by the Committee generally no later than 90 days after the beginning of the Performance Period. Notwithstanding any other provision of the Plan, if the Committee determines that a potential Bonus Award need not be qualified as performance based compensation under Section 162(m) of the Internal Revenue Code, as amended, the Committee may modify the performance metrics, the weighting of performance metrics, the annual targets, threshold, target and stretch performance levels and any other terms of such potential Bonus Award at any time during the Plan Term, including after the first 90 days of a Plan Term. Furthermore, the Committee, in its sole and absolute discretion, may change Performance Periods based on market, business or other conditions.

Only the Committee has the ability to modify the Plan, and all modifications to the Plan related to the CEO must be reviewed by the Board of Directors.  Except for certain limited exceptions with respect to CIC Agreements (as discussed above) and employment agreements (as discussed below), this Plan document supersedes any prior communications or previous document you may have received. In the event of any conflict between a Selected Participant’s employment agreement with the Company and this Plan, the terms of the Participant’s employment agreement will control for those provisions that do not relate to annual bonus incentive compensation.

The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Selected Participants under the Plan.  The Plan shall constitute an “unfunded” plan of the Company.

In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Any questions regarding this Plan should be directed to the Human Resources department.

Terms and Conditions - United States Only

This Plan does not constitute a guarantee of work, job status or employment for any period of time.  Your employment at Advanced Energy Industries, Inc. or its affiliate is at will and either you or the Company or affiliate may terminate the relationship at any time.  This document is not intended to create a contract of employment or commitment of ongoing payment, express or implied.